Exhibit 99.1

OLD SECOND BANCORP, INC.

Traded: NASDAQ NMS

Symbol: OSBC

For Immediate Release

January 16, 2004

For additional information contact:

Doug Cheatham, SVP & CFO

(630) 906-5484

Old Second Bancorp, Inc. earned $.81 diluted earnings per share in the fourth quarter, and $3.11 per share for the year 2003, which were increases of 17.39% and 15.61% over the same periods in 2002. Net income was $22.1 million in 2003, compared with $20.1 million in the same period of 2002, an increase of 9.74%.  Earnings were enhanced by strong asset growth and a significant increase in noninterest income.

Growth in loans and deposits continued through 2003.  Total loans increased to $1.32 billion as of December 31, 2003, an increase of $257.7 million, or 24.27% from $1.06 billion as of December 31, 2002.  At the same time, deposits increased to $1.52 billion as of December 31, 2003, an increase of $134.0 million or 9.63% as of December 31, 2002.

Net interest income for the year ended December 31, 2003 grew 8.51%, to $62.4 million on the strength of continued asset growth.  The net interest margin declined to 3.95% in the twelve months of 2003 compared to 4.28% one year earlier.  Net interest margin was 3.91% for the fourth quarter of 2003 and 4.11% in the fourth quarter of 2002.  Given the current interest rate environment, the Company’s net interest margin could be expected to continue this trend into 2004.

Non-interest income increased from $25.3 million in 2002 to $29.2 million in 2003, a 15.6% increase.  This was primarily due to the increase in the gains on sales of mortgage loans and secondary mortgage fees resulting from the higher volume in residential mortgage originations as a result of the decrease in interest rates.   This trend slowed during the fourth quarter 2003.

Net charge-offs during 2003 were $719,000 compared to $349,000 in 2002.  The Company’s provision for loan losses during 2003 decreased to $3.3 million from $3.8 million for 2002.  At the same time, the allowance for loan losses increased from $15.8 million during 2002 to $18.3 million for 2003.  Management is encouraged by recent favorable economic indicators.  However, given the continuing uncertainty of the economic climate, borrowers might experience difficulty, and the level of non-performing loans, charge-offs and delinquencies could rise.  Non-performing assets decreased from $5.6 million at December 31, 2002 to $3.3 million as of December 31, 2003.

During June, the Company completed its tender offer for shares of its common stock, in which 723,053 shares were repurchased at $42.50 per share.  The Company also completed the sale of $31.6 million of cumulative trust preferred securities by its subsidiary, Old Second Capital Trust I (Nasdaq: OSBCP). The total cash payment required to complete the tender offer was approximately $30.7 million, which was funded by the sale of trust preferred securities and available corporate funds.

Old Second Bancorp, Inc. currently has twenty-three banking locations and four mortgage banking offices located in Kane, Kendall, DeKalb, DuPage, and LaSalle counties in Illinois.

Forward Looking Statements: This report may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Old Second Bancorp, Inc.

Financial Highlights (Unaudited)

(Dollars in thousands except per share data)

	Quarter Ended December 31,		Year to Date December 31,
	2003	2002	2003	2002

Income Statement:
Net interest income	$16,355	$15,326	$62,376	$57,482
Provision for loan losses	705	1,490	3,251	3,805
Non-interest income	5,864	7,552	29,227	25,276
Non-interest expense	13,039	13,345	54,175	48,056
Income taxes	2,985	2,895	12,069	10,751
Net income	5,490	5,148	22,108	20,146

End of Period Balances:
Loans, net of unearned income	$1,319,538	$1,061,867	$1,319,538	$1,061,867
Deposits	1,524,634	1,390,661	1,524,634	1,390,661
Stockholders’ equity	116,994	133,076	116,994	133,076
Total earning assets	1,745,498	1,523,149	1,745,498	1,523,149
Total assets	1,838,844	1,608,087	1,838,844	1,608,087

Average Balances:
Loans, net of unearned income	$1,280,402	$1,043,706	$1,183,290	$969,982
Deposits	1,556,773	1,388,225	1,465,726	1,254,673
Stockholders’ equity	115,165	130,906	125,253	127,155
Total earning assets	1,703,230	1,515,353	1,617,848	1,379,516
Total assets	1,786,408	1,594,691	1,699,605	1,451,131

Per Share Data:
Basic earnings per share	$0.82	$0.70	$3.14	$2.71
Diluted earnings per share	$0.81	$0.69	$3.11	$2.69
Dividends declared per share	$0.20	$0.20	$0.80	$0.75
Book value per share	$17.48	$18.00	$17.48	$18.00
Tangible book value per share	$17.00	$17.52	$17.00	$17.52
Average number of shares outstanding	6,686,200	7,377,390	7,048,122	7,429,882
Ending number of shares outstanding	6,693,740	7,393,104	6,693,740	7,393,104

Profitability Ratios (annualized):
Return on average assets	1.22%	1.28%	1.30%	1.39%
Return on average equity	18.91%	15.60%	17.65%	15.84%
Net interest margin (tax equivalent)	3.91%	4.11%	3.95%	4.28%

Asset Quality:
Nonperforming assets	$3,309	$5,575	$3,309	$5,575
Net charge offs	11	207	719	349
Allowance for loan losses	18,301	15,769	18,301	15,769
Allowance for loan losses to loans	1.39%	1.49%	1.39%	1.49%

37 South River Street, Aurora, IL 60506-4172 • (630) 892-0202 • o2bancorp.com